Exhibit 6.26

Coyuchi, Inc.

EMPLOYEE CONFIDENTIAL INFORMATION and ASSIGNMENT OF INVENTIONS AGREEMENT

Neil Kee

Name of Employee

As a condition of my employment or continued employment with Coyuchi, Inc. (the "**Company**"), and in consideration of my employment with the Company and my receipt of the compensation and other benefits now and hereafter provided to me by the Company, I agree to the following provisions of this Company Employee Confidential Information and Assignment of Inventions Agreement (the "**Agreement**"):

1. **At-Will Employment**. I understand and acknowledge that my employment with the Company is for an indefinite duration and constitutes "at-will" employment. This employment relationship may be terminated by either the Company or me at any time, with or without advance notice, with or without cause, and for any reason whatsoever.

2. **Confidential Information**.

(a) **Company Information**. At all times during the term of my employment with the Company and thereafter, I agree to hold Confidential Information in the strictest confidence, to use such Confidential Information only to perform my duties as an employee of the Company, and not to use such Confidential Information for my personal benefit or disclose such Confidential Information to any person outside of the Company or to any entity without written authorization from an officer of the Company. **"Confidential Information"** means Company Trade Secrets and any Company proprietary information, know-how, and technical data that are not publicly known. **"Trade Secrets"** means information that derives independent economic value, actual or potential, from not being generally known to the public or other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. For example, Confidential Information may include (but is not limited to) research, product plans, products, services, business plans, customer lists, customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), customer personal information, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing plans, financial information, and other business information disclosed to me by the Company either directly or indirectly and by any means, including in writing, orally, by drawings, or by observation of parts or equipment. I will promptly notify the Company if I am legally compelled to disclose any Confidential Information by the order of any court or governmental investigative or judicial agency pursuant to proceedings over which such court or agency has jurisdiction, and I will limit disclosure of Confidential Information consistent with the scope of any such

order. I understand that nothing in this Agreement is intended to limit employees' rights to discuss the terms, wages, and working conditions of their employment, as protected by applicable law, or to interfere with, restrain, or coerce employees' exercise of rights under Section 7 of the National Labor Relations Act, to the extent employees have such rights.

(b) Confidential Information does not include any of the foregoing items which: (i) become publicly known or generally available through no wrongful act by me or by others who were under confidentiality obligations as to the item(s) involved; (ii) I already knew prior to commencement of my employment with the Company, other than by disclosure to me by the Company; (iii) I lawfully receive from someone outside the Company who is not obligated to keep the information confidential; or (iv) are explicitly approved in writing for release by an officer of the Company.

(c) **Third Party Information**. The Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence, to use such information only as necessary to perform my work for the Company consistent with the Company's agreement with such third party, and not to disclose such information to any person outside of the Company or to any entity. Such information will be deemed Confidential Information, subject to the exclusions specified in subsection (b) above.

(c) **Former Employer Information**. I agree that I will not, during my employment with the Company, bring onto Company premises or improperly use or disclose any confidential or proprietary information or Trade Secrets of any former or concurrent employer or other person or entity, without the explicit written consent of such employer, person or entity.

3. **Inventions**.

(a) **Inventions Retained and Licensed**. I have attached hereto as Exhibit A a list describing all inventions, original works of authorship, developments, improvements, and Trade Secrets which belong to me, either alone or jointly with others, as of the commencement date of my employment with the Company, and which relate to the Company's actual or proposed business, services, products, or research and development, and which are not assigned to the Company hereunder (collectively referred to as **"Prior Inventions"**). If no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into any Company materials, product, process or machine a Prior Invention, I hereby grant to the Company a nonexclusive, royalty-free, perpetual, irrevocable, worldwide, transferable, and sublicensable license to make, have made, modify, reproduce, use, sell, disclose, distribute, display, and import such Prior Invention and/or technology based upon such Prior Invention. I will not knowingly incorporate into anything that I develop for the Company any third-party materials (including, but not limited to, open source software and Creative Commons documents and materials), intellectual property, or proprietary information without the Company's prior written approval of such incorporation.

(b) **Assignment of Inventions**. I agree that I will promptly make full written disclosure to the Company of all inventions, and, except as provided in Section 3(g) below, will hold in trust solely for the benefit of the Company, and do hereby assign and transfer to the Company or its designee, all of my right, title, and interest in and to any and all Inventions, including all intellectual property rights and moral rights relating thereto. **"Inventions"** means original works of authorship (including software), developments, concepts, improvements, and Trade Secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive, develop, or reduce to practice either (i) during the period of time I am employed by the Company, or (ii) after my employment with the Company ends if based upon any Confidential Information. I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of, and during the period of, my employment with the Company and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act (17 USC §101).

(c) **Inventions Assigned to the United States.** I agree to assign to the United States government all of my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(d) **Maintenance of Records**. I will keep adequate and current written records of all Inventions made by me (solely or jointly with others) during the period of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and (subject to **Section 3(f)** below) will remain the sole property of the Company at all times.

(e) **Patent and Copyright Registrations**. I will assist the Company or its designee, at the Company's expense, in every proper way to secure the Company's right, title, and interest in the Inventions I am required to assign to the Company, including copyrights, patents, mask work rights, Trade Secrets, and other intellectual property rights relating thereto in any and all countries. Such assistance may include (but is not limited to) (i) disclosing to the Company all pertinent information and data relating to the assigned Inventions; (ii) executing all documents that are required to assign to the Company or its successors and assigns all right, title, and interest to the Inventions, including all intellectual property rights relating thereto; and (iii) executing all applications, specifications, oaths, and all other documents that are required for the Company to register copyrights, patents, mask works, or other intellectual property rights relating thereto. My obligations to provide such assistance and execute such documents will continue after the termination of my employment with the Company. The Company will provide reasonable compensation to you and reimbursement for your expenses, including potential attorneys' fees, if you, at the Company's request, provide such assistance following the termination of your employment with the Company.

(f) If the Company is unable to obtain my signature, because of my mental or physical incapacity or for any other reason, then I hereby irrevocably appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, which appointment is coupled with an interest and will therefore survive my death or incompetence, to execute and file any applications for United States or foreign patents, and copyright and mask work registrations,

and other intellectual property rights protection for assigned Inventions, and to do all other lawful acts to further the prosecution and issuance of such patents and copyright and mask work registrations, with the same legal force and effect as if executed by me.

(g) **Exception to Assignments**. The provisions of **Section 3(b)** of this Agreement requiring assignment of Inventions to the Company do not apply to any Invention that qualifies fully under the provisions of California Labor Code Section 2870 (the full text of which is attached hereto as Exhibit B). All Inventions that qualify under Labor Code Section 2870 must, however, be disclosed to the Company as required by **Section 3(b)**, so that the Company may determine whether such Inventions do in fact qualify for exclusion from assignment to the Company. Information regarding Inventions that qualify fully under Labor Code Section 2870 will be received in confidence by the Company.

4. Employee Handbook and Company Policies. I agree to adhere to (a) all Company policies stated in the Company's Employee Handbook, which may be modified from time-to-time by the Company in its sole discretion, and (b) all other policies that may be enacted from time-to-time by the Company.

5. **No Conflicting Activities**. During the period of my employment with the Company, I will not engage in any other employment, occupation, consulting, or other business activity that is directly related to the business in which the Company is now involved or becomes involved; and I will not engage in any activities that conflict with my obligations to the Company.

6. **Returning Company Documents and Other Property**. All documents and tangible materials that I receive from, or on behalf of, the Company during the course of my employment with the Company or that I generate in connection with my employment with the Company, including (but not limited to) all such items that incorporate Confidential Information, are the Company's property; and I will deliver to the Company all such documents and materials upon the termination of my employment, or earlier upon the Company's request. I will not keep copies of such documents or materials, recreate them, or deliver them to anyone else. Upon termination of my employment, or earlier upon the Company's request, I will also return all other Company property and equipment in my possession, custody or control. Upon termination of my employment, I will also delete all Company documents and all Confidential Information that exists on any computer, mobile telephone, and/or other electronic devices or electronic storage media that I use, control or own.

7. **Termination Certification; Notification to New Employer(s)**. Upon the termination of my employment with the Company, I will sign and deliver to the Company the "Termination Certification" attached hereto as Exhibit C, or the current version then being used by the Company. I hereby consent to the Company notifying my new employer(s) about my obligations under this Agreement.

8. **Prohibited Uses of Trade Secrets**. I recognize the highly competitive nature of the business of the Company and that Company employees are exposed to Trade Secrets of the Company. I further understand that I am prohibited from using the Company's Trade Secrets

and other Confidential Information for any purpose other than to perform my duties as an employee of the Company. Without limiting the scope of such limitations, I specifically acknowledge that such Trade Secrets may include Confidential Information regarding its employees and consultants, and I agree to not (either directly or indirectly, on my own behalf or on behalf of others) use such Company Trade Secrets to (a) solicit, induce, recruit, or encourage any of the Company's employees or consultants to leave their employment or consulting relationship with the Company to work for a competitor of the Company, or (b) attempt to do any of the foregoing. I also acknowledge that Company employees are exposed to Trade Secrets of the Company which may include information regarding its customers and clients, and I agree that I will not use such Company Trade Secrets to solicit, on my own behalf or on behalf of others, business from any person or entity.

9. **General Provisions**.

(a) **Governing Law; Consent to Personal Jurisdiction**. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND ALL DISPUTES HEREUNDER SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF CALIFORNIA AS APPLIED TO CONTRACTS MADE AND TO BE PERFORMED IN CALIFORNIA, WITHOUT APPLYING CONFLICT OF LAW RULES. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in San Francisco, California for any litigation arising from or relating to this Agreement.

(b) **Voluntary Nature of this Agreement**. I acknowledge and agree that I have carefully read this Agreement and that I understand it, and that I have had an opportunity to seek the advice of legal counsel of my own choice or that I have voluntarily declined to seek the advice of such legal counsel before signing this Agreement. I acknowledge and agree that I understand the terms, consequences and binding effect of this Agreement.

(c) **Entire Agreement; Amendment**. This Agreement, including all Exhibits attached hereto, is intended as the complete, final and exclusive agreement between the parties regarding its subject matter, and supersedes all prior understandings, writings, proposals, representations or communications, oral or written, relating to the subject matter hereof. This Agreement may not be modified except by a writing executed by me and an authorized officer of the Company. Any change in my title, duties, or compensation will not affect the validity or scope of this Agreement.

(d) **Waiver**. Failure of either party to enforce compliance with any provision of this Agreement shall not constitute a waiver of such provision unless accompanied by a clear written and signed statement that such provision is waived. A waiver of any default hereunder or of any of the terms and conditions of this Agreement shall not be deemed to be a continuing waiver or a waiver of any other default or of any other term or condition, but shall apply solely to the instance to which such waiver is directed.

(e) **Severability**. In the event any provision of this Agreement is found to be invalid, illegal or unenforceable, a modified provision shall be substituted which carries out as nearly as possible the original intent of the parties, and the validity, legality and enforceability of any of the remaining provisions shall not in any way be affected or impaired thereby. If no such

substitution can be made, such invalid, illegal or unenforceable provision shall be deleted, and the remaining provisions shall not in any way be affected or impaired thereby.

(f) **Survival; Successors and Assigns**. This Agreement will survive termination of my employment with the Company for any reason and will be binding upon my heirs, executors, administrators and other legal representatives, and will protect the Confidential Information of, and be for the benefit of, the Company and its successors and assigns.

(g) **Headings.** Headings in this Agreement are for the purpose of convenience only, and are not intended to be used in its construction or interpretation.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date(s) shown below, to be effective as of the date of execution by the employee (or, if earlier, upon commencement of the employee's employment).

EMPLOYEE:

Employee Signature: DocuSigned by: Neil Kee F408685E5105446...

Printed Name: Neil Kee

Date: 5/24/2024

FOR COYUCHI, INC. (the "COMPANY"):

Signature: DocuSigned by: Eileen Mockus

Printed Name Eileen Mockus

Title: President & CEO

Date: 5/24/2024

EMPLOYEE CONFIDENTIAL INFORMATION and ASSIGNMENT OF INVENTIONS AGREEMENT

EXHIBIT A
LIST OF PRIOR INVENTIONS

Title	Date	Identifying Number or Brief Description
Two-Piece Baby Carrier	April 28, 2020	10,361,664 B2

(Employee to initial below as applicable)

____ No inventions, original works of authorship, developments, improvements, or Trade Secrets required to be disclosed

____ Additional sheets attached

Signature of Employee: Neil Kee

Print Name of Employee: Neil Kee

Date: 5/24/2024

EMPLOYEE CONFIDENTIAL INFORMATION and ASSIGNMENT OF INVENTIONS AGREEMENT

EXHIBIT B
CALIFORNIA LABOR CODE SECTION 2870

§ 2870. Limitation on Assignment of Invention Provisions in Employment Agreement; Unenforceability of such Provisions

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EMPLOYEE CONFIDENTIAL INFORMATION and ASSIGNMENT OF INVENTIONS AGREEMENT

EXHIBIT C
TERMINATION CERTIFICATION

This is to certify that I have returned and do not have in my possession, custody, or control any equipment (such as laptop computers, mobile telephones, other electronic devices or electronic storage media, credit cards, entry cards, identification badges, and keys), records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, computer programs or listings, other documents or property, or reproductions of any aforementioned items belonging to Coyuchi, Inc. ("**Company**"). I have deleted all Company documents and all Company Confidential Information that exists on any computer, mobile telephone or other electronic devices or electronic storage media that I have used and that are owned by me or by a third party.

I further certify that I have complied with all the terms of the Company's Employee Confidential Information and Assignment of Inventions Agreement ("**Employee Agreement**") signed by me, including the reporting of any Inventions (as defined therein) and original works of authorship conceived or developed by me (solely or jointly with others) and covered by the Employee Agreement.

I acknowledge my obligation, in compliance with the Employee Agreement, not to use or disclose any Confidential Information (as defined therein), including all Company Trade Secrets (as defined therein), proprietary information, know-how, technical data, and financial information that is not publicly known relating to any business of the Company or any of its employees, clients, consultants, or licensees, and not to use or disclose any third-party confidential information covered by the Employee Agreement.

I also acknowledge my obligation, in compliance with the Employee Agreement, not to use any Company Trade Secrets (i) to either directly or indirectly solicit, induce, recruit, or encourage any of the Company's employees to leave their employment or consultants to leave their consulting assignment, or attempt to do any of the foregoing; or (ii) to solicit, on my own behalf or on behalf of others, business from any person or entity.

I acknowledge that the Company may notify my new employer about my obligations under the Employee Agreement.

Employee Signature: ____________________________

Printed Name: ____________________________

Date: ____________________________

Accepted for the Company: ____________________________